CONFIDENTIAL SETTLEMENT AGREEMENT

This Agreement is made effective as November 1, 2009, by and between Deborah Yungner (“Yungner”), ERBUS, Inc., (“ERBUS”) and Titan Energy Development, Inc., Titan Energy Worldwide, Inc., (collectively, “Titan”), Thomas Black and Donald Snede.  Yungner, ERBUS, Titan, Thomas Black and Donald Snede are collectively referred to as the “Parties” and singularly referred to as “Party.” Titan, Thomas Black and Donald Snede are collectively referred to as the “Defendants.”

RECITALS

A.
The Parties were involved in litigation captioned ERBUS, Inc. v. Titan Energy Development, Inc., Titan Energy Worldwide, Inc., Thomas Black and Donald Snede, et al., Court File No. 27-cv08-14143 (Fourth Judicial District, Hennepin County, State of Minnesota).

B.	Having settled their disputes, the Parties now wish to further reduce to writing the terms of their settlement as contemplated.

AGREEMENT

The Parties agree as follows:

Section 1.       General Releases.

Section 1.1.    Yungner and ERBUS, on behalf of themselves and their present, past and future predecessors, affiliates, parents, subsidiaries, shareholders, managers, associates, employees, officers, directors representatives, agents, successors and assigns, hereby release and discharge the Defendants from any claims that either were asserted or could have been asserted in this litigation.

Section 1.2.    Defendants, on behalf of themselves and their present, past and future predecessors, affiliates, parents, subsidiaries, shareholders, managers, associates, employees, officers, directors representatives, agents, successors and assigns, hereby release and discharge Yungner and ERBUS from any claims that either were asserted or could have been asserted in this litigation.

Section 2.       Breach and Cure.  In the event that any of the Parties breaches a term of this Agreement, the nonbreaching, affected Party may provide such breaching Party with written notice thereof.  The breaching Party shall have a period of thirty (30) days from receipt of such notice in which to cure such breach before the nonbreaching, affected Party shall be permitted to seek any legal redress against the breaching Party.

Section 3.       General Provisions.

Section 3.1.    Entire Agreement.  This Agreement supersedes any and all prior or contemporaneous negotiations, correspondence, understandings or agreements of the Parties relating to the subject matter hereof, whether written or oral, and all such other understandings or agreements shall upon the effective date of this Agreement be void and without further force or effect.  No change, modification, addition or amendment to this Agreement shall be valid unless in writing and duly executed by all Parties, indicating intent to modify the Agreement.

Section 3.2.    Notice.  In the case of any need to communicate with regard to this Agreement, such communications shall be in writing and shall be directed to the following designated individuals:

For ERBUS and Yungner:

Eric Chadwick, Esq.	Deborah Yungner, CEO
Patterson, Thuente, Skaar & Christensen, P.A.	ERBUS, Inc.
80 South 8th Street, Suite 4800	6843 Washington Avenue South
Minneapolis, MN 55402	Edina, MN 55439
(612) 349-5740	(612) 998-1068

For Titan:
Jeffrey Flannery, CEO
James Fornari, Esq.	Titan Energy Development, Inc.
Gersten Savage, LLP	Titan Energy Worldwide, Inc.
600 Lexington Avenue, 9th Fl.	55800 Grand River, Suite 100
New York, NY 10022	New Hudson, MI 48165
(212) 752-9700	(248) 446-8557

For Thomas Black:

James Fornari, Esq.	Thomas Black
Gersten Savage, LLP	22908 Country Club Drive
600 Lexington Avenue, 9th Fl.	South Lyon, MI 48178
New York, NY 10022
(212) 752-9700

For Donald Snede:

James Fornari, Esq.	Donald Snede
Gersten Savage, LLP	6224 Cascade Pass
600 Lexington Avenue, 9th Fl.	Chanhassen, MN 55337
New York, NY 10022	(952) 474-6936
(212) 752-9700

Any notice required or permitted by this Agreement shall be effective only if given in writing and shall be considered to have been given when (i) delivered by hand, (ii) sent by telecopier with completed transmission confirmed, provided that a copy is mailed reasonably promptly by certified or registered mail, return receipt requested, postage prepaid, or (iii) received by the addressee, if sent by Express Mail, Federal Express, or other reputable express delivery service (receipt requested), or by first class certified or registered mail, return receipt requested, postage prepaid to the party to be notified at such a Party’s address as set forth above, or as subsequently modified by the Parties.  Notices sent by Federal Express or other reputable express delivery service (receipt requested) marked for next-day delivery shall be deemed received on the next business day after sending.

Section 3.3.    Governing Law.   All matters affecting the interpretation, form, validity, and performance of this Agreement shall be decided under the laws of the State of Minnesota without regard to principles of conflicts of law.

Section 3.4.    Captions.  The captions in the Agreement are intended solely as a matter of convenience and for reference and shall be given no effect in the construction or interpretation of the Agreement.

Section 3.5.    Severability of Provisions.  Should any part or provision of the Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining parts or provisions shall be unimpaired.

Section 3.6.    No Agency.  At no time shall any Party hold itself out to be the agent, employee, lessee, sublessee, partner, or joint venture partner of another Party.  Nothing in the Agreement shall be construed to create any relationship between the Parties other than as expressly set forth in this Agreement.  The Parties shall not have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party with regard to any other contract, agreement, or undertaking with a third party.

Section 3.7.    Construction Against Waiver.  No waiver of any term, provision, or condition of the Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be construed as a further or continuing waiver of any such term, provision, or condition of the Agreement; nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision.

Section 3.8.    Joint Drafting.  Counsel for the Parties participated in the negotiation and drafting of this Agreement.  The terms of this Agreement should not be construed either for or against any Party based solely on the authorship of any particular term or section.

Section 3.9.    Execution of Agreement.  This Agreement may be executed in one or more counterparts, and all counterparts so executed shall constitute one single and entire Agreement, which shall be binding on the Parties hereto, notwithstanding that the Parties may not be signatories to the original or the same counterparts.

Section 4.    Other Terms.

Section 4.1.  Titan transfers title and possession of one fully-operational Sentry 5000 to ERBUS, which Titan warrants is free of all liens and encumbrances.

Section 4.2.  Titan transfers title and possession of items in “Asset Listing” document forwarded on 21-Oct. 2009, which Titan warrants are free of all liens and encumbrances. A copy of the “Asset Listing” is attached as Exhibit A to and made a part of this Agreement.

Section 4.3.  This Agreement shall be binding upon the Parties and their successors and assigns.

Section 4.4.  Titan transfers all right, title and possession of all manuals, specification, know-how, intellectual property, paper and electronic (editable and non-editable) files and related documents pertaining to the design, engineering, manufacture and sale of Sentry & Remus mobile units. This shall include but not be limited to design, engineering and development work, market research, customer studies and surveys and the like.  This shall further include any files, documents or related materials owned by Titan that were provided to and are currently in the possession of any partners, contractors, business affiliates and the like and are not owned by such partners, contractors, etc.  Titan warrants that the files and related documents in its possession are free of all liens and encumbrances.  Within 10 business days of settlement, Titan will give written notice to its distributors that it has transferred assets and rights to ERBUS and shall copy ERBUS on all such notices.

Section 4.5.  Within 10 business days of settlement, Titan will transfer to ERBUS or its designee 200,000 shares of common stock of Titan Energy Worldwide, Inc. with a one year restriction on sale or disposition. ERBUS will provide instructions within that ten day period on how to transfer the assets.

The class of stock shall be the same class of stock that is publically traded.

Section 4.6.  Titan transfers to ERBUS only such cause of action as it may have against Cummins for Cummins’ failure or refusal to return any assets which were transferred to Cummins in anticipation of the entry into a certain proposed settlement and asset purchase agreement.  Titan agrees to cooperate with ERBUS in the event that any dispute or litigation arises as the result of such refusal and shall expressly notify Cummins that all such assets shall be returned forthwith to ERBUS or its designee.  In the event that ERBUS commences any other action against Cummins arising from the negotiations of the proposed settlement and Titan is brought into that action by either party, then ERBUS shall defend, indemnify and hold Titan harmless for any claims by Cummins raised in that action.  In the event that Titan commences any action against Cummins arising from the negotiations of the proposed settlement and ERBUS is brought into that action by either party, then Titan shall defend, indemnify and hold ERBUS harmless for any claims by Cummins raised in that action.

Section 4.7.  Titan agrees not to compete with ERBUS, where competition shall mean making, selling, offering to sell or importing any Sentry-type or Remus-type units that have either water purification or HVAC for a period of five years.  It shall not be deemed competition for Titan to sell mobile power generators. Defendants warrant they have not received and will not receive any cash or other tangible assets from Cummins in return for the assets transferred to Cummins in anticipation of entry into the proposed settlement and asset purchase agreements and they will not provide any assistance to Cummins during the five year period to develop and sell a Sentry-type or Remus-type unit.

Section 4.8.  Titan transfers title to ERBUS in U.S. Trademark Reg. Nos. 3532307 and 3532206 (Sentry 5000) and all common law rights to SENTRY and SENTRY 5000 (as well as the good will associated with said marks) and other intellectual property Titan owns as set forth in Section 4.25 of the APA, which Titan warrants is free of all liens and encumbrances. Titan further transfers title to whatever interest, if any, Titan may have in REMUS (including any good will associated with the mark). A copy of Section 4.25 of the APA is attached as Exhibit B to and made a part of this Agreement.  Titan agrees to execute separate assignment documents for the transfer of the intellectual property.

Section 4.9.  Titan transfers title to ERBUS of “Goodwill, one year of marketing” as set forth in Section 4.25 of the APA. Tom Black transfers title to ERBUS of the Sentry5000 web site (www.sentry5000.com) as set forth in Section 4.25 of the APA. Titan also transfers to ERBUS whatever interest, if any, Titan may have in the Sentry 5000 website.

Section 4.10.   Enforcement of the settlement agreement and any related future disputes between Titan and ERBUS will be governed by Minnesota law and jurisdiction will be retained by the Court to resolve any disputes between the parties.

Section 4.11.  Terms of the settlement will be confidential and both parties need to agree on the content of any press release and any other public announcement of the settlement, except to the extent that Titan is required to make disclosure of the settlement in its regulatory or other filings, in which case that disclosure shall be determined by Titan and counsel for Titan.  Titan and ERBUS agree that should either have to make a disclosure in a regulatory or other filing that they will not make disparaging remarks about the other.  Titan and ERBUS further agree that neither will disparage the other in any manner.  Should a party desire to make a limited disclosure of certain terms of the settlement agreement, it must seek and obtain prior written permission from the other party(ies), which permission will not be unreasonably withheld.  In the absence of receiving such permission, the party wishing to make the limited disclosure must move the court for permission.

Section 4.12.  Titan agrees that ERBUS is not assuming or agreeing to assume or discharge any liability or obligation of Titan whatsoever, whether now existing or hereafter incurred, including without limitation, any liability or obligation relating to any transferred assets or any dispute with Cummins Bridgeway.

Section 4.13.  ERBUS agrees that Titan is not assuming or agreeing to assume or discharge any liability or obligation of ERBUS whatsoever, whether now existing or hereafter incurred, including without limitation, any liability or obligation relating to any transferred assets or any dispute with Cummins Bridgeway.

IN WITNESS WHEREOF, the Parties have caused the Agreement to be executed for these purposes.

Deborah Yungner

By:	/s/ Deborah Yungner

Title:	CEO/Founder/Self

Date:	11-18-09

ERBUS, INC.

By:	/s/ Deborah Yungner

Title:	CEO/Founder

Date:	11-18-09

Titan Energy Development, Inc.

By:	/s/ Thomas Black

Title:	President

Date:	11-16-09

Titan Energy Worldwide, Inc.

By:	/s/ Jeffrey W. Flannery

Title:	CEO

Date:	11/16/09

Thomas Black

By:	/s/ Thomas Black

Date:	11-16-09

Donald Snede

By:	/s/ Donald Snede

Date:	11-16-09